Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement(Form S-3) of Sirna Therapeutics, Inc. for the registration of 29,945,513 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2005, with respect to the financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
July 27, 2005